UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

Duratek, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THIS FILING CONSISTS OF A LETTER SENT TO CUSTOMERS OF REGISTRANT REGARDING THE PROPOSED MERGER TRANSACTION.

Text for Letters to Customers

Dear :

On Tuesday, February 7, Duratek announced it had reached an agreement in principle to be acquired by EnergySolutions, a newly-combined group of companies that is bringing together a broad array of technologies and resources to serve the nuclear industry.  A copy of the news release announcing the transaction is attached for your information.

Once the acquisition closes, Duratek will become an integral part of a leading, international nuclear service supplier that will be totally focused on solving government’s and industry’s most difficult nuclear materials management and waste disposition challenges.

EnergySolutions will bring together the resources of four strong organizations – Duratek, BNG America, Envirocare of Utah and Scientech D&D.  The combined company will offer customers a full range of integrated services and solutions, including characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, and the safe, secure disposition of nuclear waste.

For over 20 years, Duratek has been committed to providing innovative solutions, quality service and strong results for our customers and partners.  We are joining with EnergySolutions to take that commitment to customers to the next level.  We will become part of an exciting new company with the breath and depth of resources to meet customers’ needs across the nation and around the world, with a greater ability to invest in the new technologies the nuclear industry requires for the 21st Century.

When Duratek is merged into EnergySolutions, we’ll have a new name, but we’ll continue to deliver the innovation and value you expect and deserve from us.  In the meantime, during this transition period, we intend to remain totally focused on responsibly and efficiently serving your needs, with the sharp attention to detail for which Duratek is known.

Until the closing date of the acquisition, Duratek will continue to operate business as usual and will remain an independent public company.  For that reason, the specifics of how we will integrate the operations of Duratek with EnergySolutions remain to be determined.  Both Duratek and EnergySolutions are committed to keeping you posted when we have developments to share.  We expect to make this transition seamless for all of the customers we serve.

As always, we thank you for your business, and we look forward to continuing to serve you in the months and years ahead.   If you have any questions or comments about this transaction, please don’t hesitate to call me at [PHONE].

Sincerely,

[NAME]

Important Additional Information and Where to Find It

Duratek will file with the Securities and Exchange Commission a proxy statement and other documents regarding the proposed business combination referred to in the foregoing information.  Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information.  A definitive proxy statement will be sent to Duratek’s stockholders seeking their approval of the transaction.  Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Duratek with the Commission at the Commission’s website at www.sec.gov, or by directing a request to: Diane Brown, Corporate Secretary, Duratek Inc., 10100 Old Columbia Road, Columbia, Maryland 21046.

Duratek and its directors and executive officers may be considered participants in the solicitation of proxies from Duratek’s stockholders in connection with the proposed transaction.  Information about the directors and executive officers of Duratek and their ownership of Duratek stock is set forth in the proxy statement for Duratek’s 2005 annual meeting of stockholders.  Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.